EXHIBIT 10.2

Rose Hills Company

3888 South Workman Mill Road

Whittier, CA 90601

July 1, 2003

Mr. Dennis C. Poulsen

6811 Ocean Boulevard

Long Beach, CA 90803

Dear Dennis:

This letter will confirm the terms of our agreement concerning your appointment as non-executive Chairman of the Board of Rose Hills Company (the “Company”) effective July 1, 2003.

While Chairman of the Board of Directors you shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company.

The Company will pay you a retainer of $30,000 per annum. For the current calendar year the retainer will be pro rated and a lump sum payment of $15,000 will be payable to you in July of this year and for each year commencing January 1, 2004 the retainer will be payable in a lump sum in January of each year. If this agreement is terminated by you in any year, prior to the completion of the year, you agree to repay the retainer on a pro rated basis. In addition, the Company will pay you an attendance fee of $3,000 for each Company Board Meeting that you attend in person and a fee of $1,500 for each conference call attendance at a Company Board Meeting when you are unable to attend in person. All attendance fees will be paid quarterly.

The Company will reimburse you for all reasonable business expenses incurred by you during the term of this agreement, in connection with the performance of services pursuant to this letter agreement.

You may participate in the employee health benefit plans maintained by the Company generally for the benefit of its other senior executives in accordance with the terms of such employee benefit plans, with the exception of the Long-Term Disability Plan, which will be discontinued. In addition, the Company shall provide you access to an office and an office assistant to assist you with business related activities and support required with communications devices and the Company agrees that you may purchase the computer equipment that is currently available to you on the terms that were previously agreed to by the parties.

The Company shall continue to provide you with the leased vehicle that is currently available to you, in accordance with the terms of the current lease agreement. At the expiration of the current lease term, you will have the option to purchase the leased vehicle based on the Company book value or remaining lease value, whichever is lower.

Should either party, terminate the agreement, during the term of the lease, you will have the option to purchase the vehicle for the Company book value or the remaining lease value at the said time, whichever is lower.

We and you hereby acknowledge that you or the Company may terminate this agreement at any time for any reason without further obligation of any party hereunder, by providing at least 60 days advance written notice of termination.

You agree that you will not at any time (during the term of this agreement or anytime thereafter) disclose or use for your own benefit or purposes or the benefit or purposes of any other person, firm partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided, that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of your breach of this covenant.

You agree that you will not, for a period of 2 years from the date hereof or such longer period that you continue to act as Chairman of the Board of the Company, enter the employ of, or render any services to any person or entity that competes with the business of the Company or any of its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which you are aware of such planning) (a “Competitive Business”) or acquire a financial interest in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, member, officer, employee, director, principal, agent, trustee or consultant; provided, however, that you may, directly or indirectly own 5% or less of any class of securities of any person engaged in a Competitive Business which is publicly traded on a national or regional stock exchange or on the over-the-counter market.

You represent and warrant that your execution of this letter agreement, and your performance of your obligations hereunder will not conflict with, violate or otherwise be inconsistent with any other contractual obligation, or to the best of your knowledge, any other obligation, that would prohibit your from entering into or performing any of such obligations. The provisions of this paragraph shall survive any termination of this letter agreement.

All amounts paid hereunder are subject to applicable withholding taxes.

This letter agreement contains the entire understanding between you and the Company with respect to services to be rendered by you and supercedes all prior employment agreements and understandings (including verbal agreements) between you and the Company and/or any of its affiliates. This letter agreement may not be altered, amended or modified in any way except by a writing signed by all parties.

This letter agreement shall not be assigned by you but may be assigned by the Company to a company, which is a successor in interest to substantially all of the business operations of the Company.

This letter agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof. This letter agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Our respective signatures below indicate our mutual assent to the terms of this letter agreement.

Very Truly Yours,

ROSE HILLS COMPANY

By:	/s/ KENTON C.WOODS

Kenton C. Woods Title: President and Chief Executive Officer

Agreed to and accepted:

/s/ DENNIS C. POULSEN

Dennis C. Poulsen